NEWS RELEASE
08

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Constellation Brands Sells Certain California and
Pacific Northwest Wine Assets for up to $234 Million

•	Increases focus on key growth brands
•	Proceeds will reduce borrowings
•	Company updates fiscal 2009 outlook

FAIRPORT, N.Y., June 10, 2008 - Constellation Brands, Inc. (NYSE: STZ, ASX: CBR), a leading international producer and marketer of beverage alcohol, today announced it has sold certain U.S. wine assets to Eight Estates Fine Wines, LLC (doing business as Ascentia Wine Estates), a Sonoma, Calif., based private firm. Under terms of the agreement, Constellation received $209 million in cash, and could receive up to an additional $25 million in payments if certain objectives are achieved by the buyer. Constellation Brands will use the proceeds from the sale to reduce borrowings.

Included in the sale are assets for the following brands: Geyser Peak, Buena Vista, Gary Farrell, Atlas Peak and XYZin in California, which were acquired from Fortune Brands in December 2007; Columbia Winery and Covey Run (including Sunnyside winery) in Washington State; and Ste. Chapelle in Idaho, all acquired in 2001 from Corus Brands. Collectively, these brands represented approximately one million cases of wine sold in calendar 2007.

“Sale of these assets will aid in streamlining Constellation’s U.S. wine portfolio by eliminating brand duplication and excess production capacity,” said Rob Sands, Constellation Brands president and chief executive officer. “We feel our customers and consumers are well served by our extensive California wine portfolio and by the Hogue Cellars brand produced at its Prosser, Wash., winery. This transaction also provides cash to further reduce our borrowings and demonstrates our commitment to improve return on invested capital.”

Ascentia is a partnership including Jim Debonis, the former chief operating officer of Beam Wine Estates, W.J. Deutsch & Sons, one of the largest marketers of wine in the U.S., and GESD Capital Partners, a San Francisco-based private equity firm.

As a result of this transaction, the company expects to record a pretax loss of approximately $23 million or $0.08 diluted earnings per share on a reported basis, which will be excluded from the company’s comparable basis earnings per share. The loss on the disposal is primarily driven by the write-off of goodwill as required by generally accepted accounting principles in the U.S.

The impact of this transaction is expected to be neutral to ongoing reported basis and comparable basis diluted earnings per share for fiscal 2009 as the interest savings is offset by the lost earnings from the brands. The proceeds from this transaction do not impact free cash flow, and therefore the company’s free cash flow guidance for fiscal 2009 remains unchanged at $310 - $340 million.

Outlook

The table below sets forth management’s current diluted earnings per share expectations for fiscal 2009 on a reported basis and a comparable basis.
Constellation Brands Fiscal Year 2009
Diluted Earnings Per Share Outlook

	Reported Basis	Comparable Basis
	FY09 Estimate	FY09 Estimate
Fiscal Year Ending Feb. 28	$1.38 - $1.46	$1.68 - $1.76

The above guidance is based on information previously provided, taking into account the developments described above.

Full-year fiscal 2009 guidance includes the following current assumptions:

•
Net sales: high single-digit growth in organic net sales combined with the incremental benefit from the Fortune Brands U.S. premium wine acquisition, impact of reporting the joint venture for the Matthew Clark wholesale business under the equity method, and divestiture of the Almaden and Inglenook brands, are expected to result in reported net sales increasing mid single-digits from net sales for fiscal 2008

•	Interest expense: approximately $335 - $345 million
•	Tax rate: approximately 37 percent
•	Weighted average diluted shares outstanding: approximately 222 million
•	Free cash flow: $310 - $340 million

Explanations

Reported basis (“reported”) diluted earnings per share are as reported under generally accepted accounting principles. Diluted earnings per share on a comparable basis (“comparable”), excludes acquisition-related integration costs, restructuring and related charges and unusual items.

The company discusses additional non-GAAP measures in this news release, including free cash flow.

Tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are included in this news release.

About Constellation Brands

Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol in the wine, spirits and imported beer categories, with significant market presence in the U.S., Canada, U.K., Australia and New Zealand. Based in Fairport, N.Y., the company has more than 250 brands, sales in about 150 countries and operates approximately 60 facilities worldwide. It is also the largest wine producer in the world and an S&P 500 Index and Fortune 500® company. Major brands in the company’s portfolio include Corona, Black Velvet, SVEDKA Vodka, Robert Mondavi, Clos du Bois, Ravenswood, Blackstone, Hardys, Banrock Station, Nobilo, Kim Crawford, Inniskillin, Jackson-Triggs and Arbor Mist. To learn more about the company and its products visit Constellation’s Web site at www.cbrands.com.

Forward-Looking Statements

The statements made under the heading Outlook, as well as all other statements set forth in this news release which are not historical facts regarding Constellation’s business strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, as well as information concerning expected actions of third parties, are forward-looking statements (collectively, the “Projections”) that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the Projections.

The Projections represent the company's estimates only as of the date they are made, and should not be relied upon as representing the company's estimates as of any subsequent date.  While the company may elect to update Projections in the future, the company specifically disclaims any obligation to do so, even if its estimates change.

The Projections are based on management's current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments, or financing that may be completed after the date of this release. The Projections should not be construed in any manner as a guarantee that such results will in fact occur.

In addition to the risks and uncertainties of ordinary business operations, the Projections of the company contained in this news release are subject to a number of risks and uncertainties, including:

•	successful integration of acquired businesses, realization of expected synergies and completion of various portfolio actions;
•	achievement of all expected cost savings from the company’s various restructuring plans and realization of expected asset sale proceeds;
•	accuracy of the bases for forecasts relating to joint ventures and associated costs and capital investment requirements;
•
final management determinations and independent appraisals may vary materially from current management estimates of the fair value of assets acquired and liabilities assumed in the company’s acquisitions and from estimates of goodwill and intangible asset impairment charges;

•
restructuring and related charges, acquisition-related integration costs and purchase accounting adjustments associated with integration and restructuring plans may vary materially from management's current estimates due to variations in one or more of anticipated headcount reductions, contract terminations, costs or timing of plan implementation;

•	raw material supply, production or shipment difficulties could adversely affect the company's ability to supply its customers;
•	increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company's products and/or result in higher than expected expenses;
•	general economic, geo-political and regulatory conditions or unanticipated environmental liabilities and costs;
•	changes to accounting rules and tax laws, as well as other factors which could impact the company’s reported financial position or effective tax rate;
•
changes in interest rates and the inherent unpredictability of currency fluctuations, commodity prices and raw material costs; and other factors and uncertainties disclosed from time to time in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 29, 2008, which could cause actual future performance to differ from current expectations.

# # #

Constellation Brands, Inc. and Subsidiaries
GUIDANCE - DILUTED EARNINGS PER SHARE AND FREE CASH FLOW
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in millions, except per share data)

The company reports its financial results in accordance with generally accepted accounting principles in the U.S. ("GAAP"). However, non-GAAP financial measures, as defined in the reconciliations below, are provided because management uses this information in evaluating the results of the continuing operations of the company and/or internal goal setting. In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance. See the tables below for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the year ending February 28, 2009. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. Please refer to the company's Web site at http://www.cbrands.com/CBI/investors.htm for more detailed description and further discussion of the historical non-GAAP financial measures.

Fiscal Year 2009 Diluted Earnings Per Share Guidance	Range for the Year Ending February 28, 2009

Forecasted diluted earnings per share - reported basis (GAAP)	$1.38	$1.46
Inventory step-up	0.06	0.06
Strategic business realignment(1)	0.24	0.24
Forecasted diluted earnings per share - comparable basis (Non-GAAP)(2)	$1.68	$1.76

(1)
Includes $0.10, $0.08, $0.04, $0.02 and $0.01 diluted earnings per share for the year ending February 28, 2009, associated with the the Fiscal 2008 Plan, the loss on the sale of certain California and Pacific Northwest Wine Assets and other related charges, the Fiscal 2007 Wine Plan, the Fiscal 2006 Plan and the Vincor Plan, respectively. (2)

(2)	May not sum due to rounding as each item is computed independently.

Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated, which can then be used, after required debt service and dividend payments, for other general corporate purposes. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

Fiscal Year 2009 Free Cash Flow Guidance	Range for the Year Ending February 28, 2009

Net cash provided by operating activities (GAAP)	$460.0	$510.0
Purchases of property, plant and equipment	(150.0)	(170.0)
Free cash flow (Non-GAAP)	$310.0	$340.0